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Item 77c:Attachment
Matters submitted to a vote of security holders

ADDITIONAL INFORMATION (Unaudited)

RESULTS OF ANNUAL SHAREHOLDER VOTE

     An Annual Meeting of Shareholders of the COMPANY was held at The Westin, 1500 Town Center, Southfield, Michigan, on July 28, 2000 for the following purposes:

     1. To elect six Directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

         Directors Elected at Meeting           Votes For
         ----------------------------           ---------
         Joseph A. Ahern                        29,284,056
         Richard W. Holtcamp                    29,254,774
         Dennis D. Johnson                      29,231,377
         Harry Kalajian                         29,212,904
         Thomas L. Saeli                        29,284,056
         John C. Shoemaker                      29,311,436

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the COMPANY for the fiscal year ending December 31, 2000.

         Votes For:             29,180,235
         Votes Against:             49,574
         Votes to Abstain:         240,671